EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Paladin Realty Income Properties, Inc.

We consent to the use of our report dated January 27, 2005, with respect to the Statement of Revenues and Certain Operating Expenses of 801 Fiber Optic Drive, North Little Rock, Arkansas, included in this registration statement on Form S-11 (No. 333-113863) of Paladin Realty Income Properties, Inc., and to the reference to our firm under the heading “Experts” in the registration statement.

We also consent to the use of our report dated December 28, 2005, with respect to our interim review of the Statement of Revenues and Certain Operating Expenses of 801 Fiber Optic Drive, North Little Rock, Arkansas for the nine months ended September 30, 2005, included in this registration statement on Form S-11 (No. 333-113863) of Paladin Realty Income Properties, Inc. Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/    IMOWITZ KOENIG & CO., LLP

New York, New York

January 16, 2006